Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 30, 2010 (except Footnotes 18, 19, 20, 22 and 24 dated May 13, 2010) on the financial statements of ZST Digital Networks, Inc. and Subsidiaries and the condensed Parent only financial statements of ZST Digital Networks, Inc. which appear in the annual report on Form 10-K/A, for the years ended December 31, 2009, 2008, and 2007, filed May 18, 2010.

We also consent to the reference of our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

Kempisty & Company,
Certified Public Accountants, P.C.
New York, New York

Dated: January 5, 2011